Exhibit 4.2

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

CALUMET FINANCEs CORP.

and

the Guarantors named herein

7.625% SENIOR NOTES DUE 2022

SEVENTH SUPPLEMENTAL INDENTURE

Dated as of February 11, 2021

WILMINGTON TRUST, NATIONAL ASSOCIATION

Trustee

This SEVENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 11, 2021, is entered into by and among Calumet Specialty Products Partners, L.P., a Delaware limited partnership (the “Company”), Calumet Finance Corp., a Delaware corporation (“Finance Corp.” and, together with the Company, the “Issuers”), each of the parties identified under the caption “Guarantors” on the signature page hereto (the “Guarantors”) and Wilmington Trust, National Association, a national banking association, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Issuers, the Guarantors and the Trustee entered into an Indenture, dated as of November 26, 2013 as may be amended and supplemented from time to time (as so amended and supplemented, the “Indenture”), pursuant to which the Company has issued $350,000,000 in aggregate principal amount of 7.625% Senior Notes due 2022 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides, among other things, that with the consent of the holders (the “Holders”) of at least a majority in principal amount of the Notes then outstanding (the “Requisite Consents”), the Issuers, the Guarantors and the Trustee may amend the Indenture and the Notes, subject to certain exceptions specified in Section 3.02 below and Section 9.02 of the Indenture;

WHEREAS, on February 1, 2021, the Issuers distributed a Consent Solicitation Statement (as amended, modified or supplemented as of the date hereof, the “Consent Solicitation Statement”) to each Holder soliciting consents to the amendments to the Indenture set forth in this Supplemental Indenture;

WHEREAS, as of the date hereof, there were $149,996,000 in aggregate principal amount of Notes outstanding;

WHEREAS, the Issuers have obtained the Requisite Consents to amend the Indenture as set forth in the Consent Solicitation Statement (the “Amendments”); and

WHEREAS, all acts and things prescribed by the Consent Solicitation Statement and the Indenture necessary to make this Supplemental Indenture a valid instrument legally binding on the Issuers, the Guarantors and the Trustee, in accordance with its terms, and, subject to Section 3.02 below, to make the Amendments become effective and operative, have been duly done and performed.

NOW THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Issuers, the Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

Article 1

Amendments to ARTICLE 1—Definitions and Incorporation by Reference

Section 1.01. For purposes of this Supplemental Indenture, the terms defined in the recitals shall have the meanings therein specified; any capitalized terms used and not defined herein shall have the same respective meanings as assigned to them in the Indenture; and references to Articles or Sections shall, unless the context indicates otherwise, be references to Articles or Sections of the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

Section 1.02. The definition of “Capital Lease Obligation” in Section 1.01 of the Indenture is hereby amended and restated in its entirety to read as follows:

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a finance lease that would at that time be required to be recorded as a finance lease on a balance sheet in accordance with GAAP; provided that any obligations that are classified as an operating lease under GAAP shall for all purposes not be treated as Capital Lease Obligations or Indebtedness.

Article 2

AMENDMENTS TO ARTICLE 4—COVENANTS

Section 2.01. Clause (4) of Section 4.09 of the Indenture is hereby amended and restated in its entirety to read as follows:

“(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, Attributable Debt, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (4), provided that after giving effect to any such incurrence, the principal amount of all Indebtedness incurred pursuant to this clause (4) and then outstanding does not exceed the greater of (a) $70.0 million or (b) 5.0% of the Company’s Consolidated Net Tangible Assets at such time;”

Section 2.02. Section 4.17 of the Indenture is hereby amended and restated in its entirety to read as follows:

“[Reserved.]

Section 2.03. Any and all additional provisions of the Indenture are hereby deemed to be amended to reflect the intentions of the Amendments provided for in this Supplemental Indenture.

Article 3

EFFECTIVENESS

Section 3.01. Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the date of this Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.02. This Supplemental Indenture shall become effective as a binding agreement immediately upon its execution and delivery by each of the Issuers, the Guarantors and the Trustee; provided, however, that the Amendments set forth in Articles 1 and 2 hereof shall not become effective and operative until the consummation of the Sale and Leaseback Transaction and payment of the Consent Fee (each as defined in the Consent Solicitation Statement) in accordance with the Consent Solicitation Statement (it being understood that the Amendments shall become immediately and fully effective and operative upon such occurrences). If the Issuers notify the Trustee in writing (email being sufficient) that the Issuers no longer wish to obtain the Amendments and do not intend to pay the Consent Fee at any time, this Supplemental Indenture shall, from and after the Issuers’ delivery of such notice to the Trustee, become and be null and void ab initio. The Issuers shall be under no obligation to consummate the Sale and Leaseback Transaction or pay the Consent Fee.

Article 4

MISCELLANEOUS

Section 4.01. Amendments to the Indenture pursuant to this Supplemental Indenture shall also apply to the Notes, including, without limitation, provisions of the Notes amended as set forth in the amendments to the Exhibits or Appendices to the Indenture.

Section 4.02. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. The terms and conditions of this Supplemental Indenture shall be deemed to be incorporated in and made a part of the terms and conditions of the Indenture for any and all purposes, and all the terms and conditions of both shall be read, taken and construed together as though they constitute one and the same instrument, except that in the case of conflict, the provisions of this Supplemental Indenture will control.

Section 4.03. All covenants and agreements in this Supplemental Indenture by the Issuers, the Guarantors or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

Section 4.04. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.05. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.

Section 4.06. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

Section 4.07. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 4.08. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuers.

Section 4.09. The Section headings herein are for convenience only and shall not affect the construction thereof.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

ISSUERS:

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

By:	Calumet GP, LLC, its general partner

By:	/s/ Todd Borgmann
	Name:	Todd Borgmann
	Title:	Senior Vice President and Chief Financial Officer

CALUMET FINANCE CORP.

By:	/s/ Todd Borgmann
	Name:	Todd Borgmann
	Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Seventh Supplemental Indenture]

GUARANTORS:

CALUMET OPERATING, LLC
CALUMET REFINING, LLC
CALUMET PRINCETON REFINING, LLC
CALUMET COTTON VALLEY REFINING, LLC
CALUMET SHREVEPORT REFINING, LLC
CALUMET MONTANA REFINING, LLC
CALUMET MISSOURI, LLC
CALUMET KARNS CITY REFINING, LLC
CALUMET DICKINSON REFINING, LLC
CALUMET BRANDED PRODUCTS, LLC
BEL-RAY COMPANY, LLC
CALUMET INTERNATIONAL, INC.
KURLIN COMPANY, LLC
CALUMET MEXICO, LLC
CALUMET SPECIALTY PRODUCTS CANADA, ULC

By:	/s/ Todd Borgmann
	Name:	Todd Borgmann
	Title:	Senior Vice President and Chief Financial Officer

CALUMET SPECIALTY OILS DE MEXICO, S. DE R.L. DE C.V.

By:	/s/ Todd Borgmann
	Name:	Todd Borgmann
	Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Seventh Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee

By:	/s/ Jane Schweiger
Name: Jane Schweiger
Title: Vice President

[Signature Page to Seventh Supplemental Indenture]